AMENDMENT TO

AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

This AMENDMENT, is made and effective as of September 1st, 2014 (the “Amendment”), to the AMENDED AND RESTATED GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT, dated September 1, 2010 (the “Agreement”), as amended or supplemented from time to time, by and each trust listed on Schedule A thereto, severally and for each of its Funds listed on Schedule A attached thereto (each “Customer”); and JPMORGAN CHASE BANK, N.A. (the “Bank”). For other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Customers and the Bank hereby agree as follows:

1. Amendment.

a. Section 4.3 is hereby amended by adding the following immediately at the end of paragraph (e):

“In no event shall Custodian be required to process transactions through a Transfer Account.”

b. Schedule B of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached to this Amendment and any reference to Schedule B in the Agreement shall mean Exhibit A as attached to this Amendment.

2. Integration/Effect of Amendment. This Amendment and any instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written communications with respect to the subject matter hereof and thereof. Except as expressly provided herein, no other changes or modifications to the Agreement are intended or implied, and in all other respects the Agreement is hereby specifically ratified, restated and reaffirmed by all parties hereto. To the extent that any provision of the Agreement is inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

3. Governing Law. This Amendment will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflicts of laws.

4. Counterparts. This Amendment may be executed in any number of counterparts and any such counterpart shall be deemed an original, but all such counterparts shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date set forth above.

Each of the Trusts listed on Schedule A to the Agreement

By:	/s/ Laura M. Del Prato
Name:	Laura M. Del Prato
Title:	Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ AnnaMaria Calla Minniti
Name:	AnnaMaria Calla Minniti
Title:	Vice President

EXHIBIT A

SCHEDULE B

List of Transfer Accounts

Amended as of September 1st, 2014

ACCOUNT NO.	ACCOUNT TITLE
323508561	Boston Financial Data Services as Agent for JPMorgan Funds WDC Teltran

323363792	BFDS as Agent for JPMorgan Funds for the One Hour Wire Redemption Account

323125832	BFDS Inc as Agent for JPMorgan Wire Purchase Account

614950074	BFDS as Agent for JPMorgan Check Redemption Account

614960061	Boston Financial Data Services as Agent for JPMorgan Dividend Account

614960029	Boston Financial Data Services as Agent for JPMorgan 12B-1

614960037	BFDS Inc as Agent for Multi Strategy Clearing Account

9102652261	Boston Financial Data Services as Agent for JPMorgan ACH Account

323227627	Boston Financial Data Services as Agent for JPMorgan Sweep Account

G 04415	BFDS as Agent for JPMorgan Funds Custody Clearing Account

9642044151	BFDS as Agent for JPMorgan Funds Custody Clearing Account

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